Exhibit 15
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D. C. 20549
We are aware that our report dated August 14, 2009 on our review of the interim financial information of Blue Valley Ban Corp. for the periods ended June 30, 2009 and 2008 and included in the Company’s quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in Registration Statement 333-46022. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

/s/ BKD, llp

Kansas City, Missouri
August 14, 2009
Twelve Wyandotte Plaza     120 West 12th Street, Suite 1200     Kansas City, MO 64105-1936     816 221-6300      Fax 816-221-6380

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